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                                                                    EXHIBIT 10.5
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The Company currently has change in control agreements in effect with the following officers: Bruce S. Richards, David A. Post, Marietta Edmunds Zakas and John T. Chandler. These agreements are substantially identical in all material respects except as to the parties thereto, dates of execution and other details, which are not material. A copy of such agreement in effect for the above named individuals is filed herewith.

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Date



Dear ____________:

Equifax Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment to the Company and its shareholders. Accordingly, the Executive Committee of the Board of Directors of the Company (the "Committee") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this Letter Agreement sets forth the severance benefits which the Company agrees will be provided to you (in lieu of any severance pay you would otherwise receive in accord with the Company's general practices) in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 3 hereof) under the circumstances described below.

1.  Company's Right to Terminate.  Upon a change in control of the Company (as
    ----------------------------
defined in Section 3 hereof) the Company may terminate your employment at any time subject to providing the benefits hereinafter specified in accordance with the terms hereof.

2.  Term of Agreement.  This Agreement shall commence on the date hereof and
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shall continue in effect until December 31, 2001, provided, however, that commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 60 days prior to such January 1 date, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that this Agreement shall continue in effect beyond the term provided herein if a change in control of the Company as defined in Section 3 hereof shall have occurred during such term.
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3.  Change In Control.  No benefits shall be payable hereunder unless there
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shall have been a change in control of the Company, as set forth below, and your employment by the Company, shall thereafter have been terminated in accordance with Section 4 below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to exist in the event any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not affiliates, but who are acting in concert, are determined to own of record or beneficially more than fifty percent (50%) of the shares of outstanding stock of any class of voting stock of the Company.

4.  Termination Following Change in Control.  If any of the events described in
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Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of your employment within five (5) years from the date of such change in control, unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason.

     (i) Death During Employment.  If you die during the term of your
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     employment, this Agreement shall terminate at the end of the month in which your death occurs.

     (ii) Disability.  If you have a Disability, you shall be entitled to the
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     benefits described in Section 5(i) hereof.  Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for 180 consecutive calendar days, as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties.

     (iii)  Cause.  If you terminate due to Cause, you shall be entitled to the
            -----
     benefits described in Section 5(ii) hereof. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chief Executive Officer of the Company which specifically identifies the manner in which such Chief Executive Officer believes that you have not substantially performed your duties, or (B) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission
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     was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a Notice of Termination from the Chief Executive Officer of the Company after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before (i) the Chief Executive Officer, or (ii) if you are an elected officer of the Company, the Board of Directors of the Company, finding that in the good faith opinion of such Chief Executive Officer, or, in the case of an elected officer, finding that in the good faith opinion of two-thirds of the Board of Directors that you were guilty of conduct set forth above in Clauses (A) or (B) of this sub-paragraph, and specifying the particulars thereof in detail.

     (iv) Good Reason.  If you terminate due to Good Reason, you shall be
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     entitled to the benefits described in Section 5(iii) hereof.  Termination by you of your employment for "Good Reason" shall mean termination based on:

            (A) The assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a change in control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

            (B) A reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time-to-time;

            (C) A failure by the Company to continue the Company's incentive compensation plan(s) as the same may be modified from time-to-time but substantially in the form currently in effect immediately prior to a change in control of the Company (the "Plan"), or a failure by the Company to continue you as a participant in the Plan on at least the present basis or to pay you the amounts which you would be entitled to receive based on the Company's performance in accordance with the Plan;

            (D) The Company's requiring you to be based anywhere other than the location where you are based immediately prior to a change in control of the Company except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations, or in the event you consent to any such relocation, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you
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            or to indemnify you against any loss realized in the sale of your principal residence in connection with any such relocation;

            (E) The failure by the Company to continue in effect any benefit, retirement or compensation plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or another benefit plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation practices in effect on the date hereof;

            (F) The failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor, as contemplated in Section 6 hereof; or

            (G) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, Paragraph
            (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

     (v)    Notice of Termination.  Any purported termination by the Company
            ---------------------
     pursuant to Paragraphs (ii) or (iii) above or by you pursuant to Paragraph (iv) above shall be communication by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

     (vi)   Date of Termination.  "Date of Termination" shall mean (A) if your
            -------------------
     employment is terminated by your death, the end of the month in which your death occurs, (B) if your employment is terminated for Disability, thirty
     (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (C) if your employment is terminated pursuant to Paragraph (iii) above, the date specified in the Notice of Termination, and (D) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided in all events that if within thirty (30)
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     days after any Notice of Termination is given, the party receiving such
     Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award if agreed upon by you and the Company, or by a final judgment, order or decree of a court of competent jurisdiction, the time for appeal therefrom having expired and no appeal having been perfected.

5.   Compensation Upon Termination or During Disability.
     --------------------------------------------------

     (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any bonus payments under the Plan paid during such period until this Agreement is terminated pursuant to Paragraph 4(ii) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan then in effect.

     (ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. The Company shall have no further obligation to you under this Agreement and all supplemental benefits shall be terminated. (This Agreement has no effect upon the retirement benefits to which you are or will be entitled under the Company's Retirement Plan and other tax qualified employee benefit plans, as amended from time-to-time).

     (iii) If your employment by the Company shall be terminated (A) by the Company other than for Cause or Disability or (B) if you terminate your employment for Good Reason, then you shall be entitled to the benefits provided below:

            (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, with respect to any year then ended which pursuant to the Plan would have accrued to you on the basis of the Company's performance but which has not yet been paid to you;

            (B) Subject to Section 5(vi) hereof, in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you on the fifth day following the Date of Termination a lump sum equal to the product of
            (i) the sum of (A) your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the
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            Date of Termination plus (B) the average of the three highest annual bonus payments made to you or earned, but unpaid, bonus payments accrued for your account under the Executive Incentive Plan, or other annual cash incentive plan in lieu thereof, with respect to the preceding five years, multiplied by (ii) the number three (3);

            (C) In addition to the retirement benefits to which you are or would be entitled under the Equifax Inc. U.S. Retirement Income Plan, as amended from time-to-time, (the "Retirement Plan"), the Company shall pay a retirement benefit hereunder, which benefit (except as provided below) shall be payable in the form and at the times provided in the Retirement Plan. Said benefits under this paragraph shall be calculated as provided for in the Retirement Plan with the following exceptions: (1) regardless of your Years of Vesting Service under the Retirement Plan, you will be treated as if you were 100% vested under the Retirement Plan, (2) the number of Years of Benefit Service used will be the actual number of Years of Benefit Service accumulated as of the date of termination plus an additional number of Years of Benefit Service (up to a maximum of five (5) additional years) equal to the number of additional Years of Benefit Service that you would have earned if you had remained an employee of Equifax until attainment of age sixty-two (62), (3) the Final Average Earnings (for purposes of applying the benefit formula under the Retirement Plan) shall be determined using (A) the highest monthly rate of Base Salary in effect during the twelve (12) months immediately preceding the Date of Termination) plus (B) the average of the three highest annual bonus payments made to you or earned, but unpaid bonus payments accrued for your benefit with respect to the preceding five years (whether paid currently or deferred) divided by twelve (regardless of the earnings limitations under the Retirement Plan or regulations controlling such plans) provided, however, that the retirement benefit payable hereunder shall be reduced by an amount equal to the retirement benefit payable to you by the Retirement Plan. All capitalized terms used herein, unless otherwise defined, shall have the same meanings as such terms are defined in the Retirement Plan.

     (iv) Unless you are terminated for Cause, the Company shall maintain in full force and effect, for your continued benefit for five (5) years all employee benefit plans and programs or arrangements in which you are entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your continued participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under
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     such plans and programs.

     (v) You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

     (vi) Notwithstanding any other provision of this Agreement, the amount of all payments to be made hereunder upon termination after a change of control shall not exceed one dollar ($1.00) less than that amount which would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1954, as amended, and as said statute is then in effect at the time of such payment. The foregoing limitation shall apply only to sums paid pursuant to the terms of this Agreement and shall not apply to any other sums or benefits to which you are or will be entitled under other Company benefit, retirement or compensation plans, including, but not limited to, the Company's performance share plan, stock option plan, life insurance plan, disability plan or health and accident plan.

6.   Successors: Binding Agreement.
     -----------------------------

     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance, reasonably satisfactory to you, expressly assume and agree to perform this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore named and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die subsequent to the termination of your employment while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement
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     to your devisee, legatee or other designee or, if there be no such designee, to your estate; such payment to be made in a lump sum within sixty (60) days from the date of your death.

7.   Notice.  For the purposes of this Agreement, notices and all other
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communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered Mail, Return Receipt Requested, Postage Pre-Paid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.   Miscellaneous.  No provision of this Agreement may be modified, waived or
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discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia.

9.   Severability.  In the event that any one or more of the provisions of this
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Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall remain in full force and effect.

10.  Counterparts.  This Agreement may be executed in two or more counterparts,
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each of which shall take effect as an original and all of which shall evidence one and the same Agreement.

11.  Legal Fees.  In the event the Company breaches this Agreement or in the
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event (A) you are terminated by the Company other than for Cause or Disability or (B) you terminate your employment for Good Reason, the Company shall reimburse you for all legal fees and expenses reasonably incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).
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If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to me the enclosed copy of this letter which will then constitute the Agreement between the Company and you on this subject.

                              Sincerely,

                              Equifax Inc.

                              By:____________________________
                                  D. W. McGlaughlin
                                  President & Chief Executive
                                  Officer


Agreed to this _____ day of _______________, 19___


_____________________________________________